Exhibit 99.1

Golden State Vintners Amends Earlier Merger Agreement
To Raise Price To $7.25 Cash Per Share in Going Private Transaction

NAPA, California—March 24, 2004— Golden State Vintners, Inc. (“GSV”) (NASDAQ/NM:VINT) announced today that it has amended and restated the Agreement and Plan of Merger, dated March 7, 2004 (the “Merger Agreement”), with O’Neill Acquisition Co. LLC, an entity formed by Jeffrey O’Neill, our Chief Executive Officer, and certain other GSV stockholders (the “O’Neill Group”).

Under the terms of the amended and restated merger agreement (the “Restated Agreement”), each outstanding share of GSV’s Class A and Class B Common Stock (other than shares held by the O’Neill Group) will be entitled to receive merger consideration of $7.25 per share in cash.  The transaction value is approximately $100 million, consisting of an equity valuation of approximately $72 million and total debt (as of December 31, 2003) of approximately $29 million, which matches the transaction value of an offer previously received by GSV from The Wine Group LLC.

Except for the increase in price, the other terms in the Restated Agreement are substantially identical to the terms of the Merger Agreement, including the “fiduciary out” provisions and the “break-up fee” of $1.8 million payable in certain circumstances upon exercise of the fiduciary out.  SBIC Partners, L.P, which exercises voting control over approximately 62% of the votes entitled to be cast in favor of the merger, executed a new Voting Agreement with the O’Neill Acquisition Co. LLC in which SBIC agreed to vote its shares in favor of the transaction and, absent exercise of GSV’s fiduciary out within 30 days of the date of the Restated Agreement, is obligated to deliver its written consent approving the merger and adopting the Restated Agreement.

GSV’s board of directors, based upon the unanimous recommendation of a Special Committee of its board of directors, unanimously approved the Restated Agreement, except for Mr. O’Neill who recused himself from the meeting.  The Special Committee is composed entirely of directors who are independent of the O’Neill Group.

The merger is expected to be completed by the end of July 2004.

GSV also announced today that it was a named defendant, along with GSV’s directors, in two purported class action lawsuits.  In one lawsuit, filed in the Court of Chancery in the State of Delaware and captioned Gundersen v. Golden State Vintners, Inc. et al., the plaintiff asserts that the directors breached their fiduciary duties by entering into the Merger Agreement and seeks to void certain provisions of the Merger Agreement, recover compensatory damages and an award of attorneys’ and experts’ fees.  In the second lawsuit, filed in the Superior Court of the State of California in Napa and captioned Jonathan Kathrein vs. Golden State Vintners, Inc. et al., the plaintiff asserts that the directors breached their fiduciary duties by entering into the Merger Agreement and seeks to enjoin the merger, void certain provisions of the Merger Agreement, impose a constructive trust and an award of costs, including attorneys’ fees.  GSV believes that both lawsuits lack merit and intends to defend each piece of litigation vigorously.

About Golden State Vintners

Golden State Vintners is one of the largest suppliers in the United States of premium wines, wine processing, barrel fermentation and storage services, wine grapes and case goods to California’s major branded wineries and to a number of international wineries. The combination of GSV’s extensive vineyard holdings and five strategically located facilities has enabled GSV to become one of California’s lowest-cost producers of premium bulk wine. GSV also produces private label case goods for its clients and markets its own line of proprietary brands. GSV’s five facilities are located in Fresno, Reedley, Cutler, Monterey and American Canyon.  GSV is also a supplier of high-speed packaging solutions to major branded marketers of ready to drink beverages. Golden State Vintners is headquartered in Napa, California and is a publicly held company.

Forward-Looking Statements:

This press release contains “forward-looking statements” relating to the proposed merger of GSV and the entities controlled by the O’Neill Group.  Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of GSV, or developments in GSV’s business or its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (1) whether and when the proposed merger will be completed; (2) whether the proposed merger will be completed on the terms currently anticipated; (3) costs or difficulties related to obtaining stockholder approval for completing the merger; (4) the outcome of the existing stockholder litigation or the initiation of additional litigation seeking to enjoin any proposed transaction; (5) legislative or regulatory changes that may adversely affect the businesses in which GSV is engaged; and (6) changes that may occur in the securities or capital markets.  For further details and a discussion of these risks and uncertainties, see GSV’s SEC filings, including its most recent Form 10-Q and Form 10-K.

Forward-looking statements in this press release are based on management’s beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and GSV disavows and disclaims any obligation to do so.

Additional Information and Where to Find It

GSV will be filing a copy of the Restated Agreement with the Securities and Exchange Commission on Form 8-K.  GSV filed a copy of the Merger Agreement, including the voting agreement and the escrow agreement, with the Securities and Exchange Commission on a Form 8-K dated March 7, 2004.  GSV plans to file and mail to its stockholders an information statement containing information about GSV, the merger and related matters.  Stockholders are urged to read the information statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger.  Copies of the information statement and GSV’s other SEC filings can be obtained, without charge, by writing to GSV’s Chief Financial Officer at 607 Airpark Road, Napa, CA  94558 or by calling (707) 254-4900.

GSV files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information filed by GSV at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  GSV’s filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

CONTACT: Golden State Vintners, Inc.

John Kelleher, 707/254-4900

jkelleher@gsvwine.com

or

FD Morgen-Walke

Jim Byers, 415/439-4504 (Investors)

Christopher Katis, 415/439-4518 (Media)

SOURCE: Golden State Vintners